                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

Combined Balance Sheets

Unaudited (In thousands, except shares)                                            September 30,    December 31,
                                                                                      1999             1998
                                                                                   -------------   -------------
ASSETS
Investments in real estate
  Land                                                                              $  97,854        $ 130,340
  Buildings and improvements                                                          428,059          676,519
                                                                                    ---------        ---------
                                                                                      525,913          806,859
  Less - Accumulated depreciation                                                     (82,056)        (165,357)
                                                                                    ---------        ---------
    Total investments in real estate                                                  443,857          641,502

Investment in joint venture                                                             1,704            1,722

Mortgage loans and notes receivable                                                     8,426            5,508

Other assets
  Cash and cash equivalents - unrestricted                                             49,120           28,654
                            - restricted                                               29,254           16,526
  Accounts receivable and prepayments                                                  10,942           21,809
  Inventory                                                                             3,438            2,798
  Goodwill, net                                                                        43,982           45,379
  Management and lease agreements, net                                                    735            1,852
  Deferred charges and other, net                                                       3,227            6,864
  Unamortized debt issue costs                                                          5,253            7,758
  Other                                                                                 5,064            6,312
                                                                                    ---------        ---------
    Total assets                                                                    $ 605,002        $ 786,684
                                                                                    =========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                    $ 326,825        $ 345,042
  Notes payable                                                                           125           94,996
  Senior notes                                                                         12,538           12,538
  Bank loans                                                                           21,394          125,821
  Accounts payable and accrued liabilities                                             33,725           42,659
  Deferred obligations                                                                 10,585           10,602
  Deferred income                                                                       1,967            3,283
                                                                                    ---------        ---------
    Total liabilities                                                                 407,159          634,941
                                                                                    ---------        ---------
Minority interest                                                                         436            1,047

Shareholders' equity
  Preferred shares of beneficial interest, $25 liquidation preference,
    2,300,000 shares authorized and 1,349,000 outstanding                              31,737           31,737
  Shares of beneficial interest, $1 par, unlimited authorization, outstanding          42,477           31,416
  Paid-in capital                                                                     218,185          190,679
  Undistributed loss from operations                                                 (107,986)        (115,968)
  Undistributed capital gains                                                          14,949           14,949
  Accumulated other comprehensive income
     Foreign currency translation adjustment                                           (1,955)          (2,117)
                                                                                    ---------        ---------
    Total shareholders' equity                                                        197,407          150,696
                                                                                    ---------        ---------
                                                                                    $ 605,002        $ 786,684
                                                                                    =========        =========

                                                                      Exhibit 20

First Union Real Estate Equity and Mortgage Investments
-------------------------------------------------------

Combined Statements of Operations

Unaudited (In thousands, except per share data)                      Three Months Ended              Nine Months Ended
                                                                       September 30,                   September 30,
                                                                --------------------------       ---------------------------
                                                                                 Restated                          Restated
                                                                  1999             1998             1999             1998
                                                                ---------        ---------        ---------        ---------
Revenues
  Rents                                                         $  68,516        $  78,057        $ 225,109        $ 237,839
  Interest - Mortgage loans                                           125              118              355            1,093
           - Short-term investments                                   767              227            1,368              911
           - Investments                                                                 2                               302
  Equity in (loss) income from joint venture                          (45)             (12)             (18)              23
  Management fees                                                      84               84              246              262
  Other income                                                        582              194              730              441
                                                                ---------        ---------        ---------        ---------
                                                                   70,029           78,670          227,790          240,871
                                                                ---------        ---------        ---------        ---------
Expenses
  Property operating                                               51,789           55,323          161,955          168,615
  Real estate taxes                                                 1,932            3,269            7,978            9,335
  Depreciation and amortization                                     5,033            8,691           22,831           23,914
  Interest - Mortgage loans                                         6,956            7,474           20,959           21,463
           - Notes payable                                             69            1,267            4,201            1,267
           - Senior notes                                             279            1,141              835            5,578
           - Bank loans and other                                     808            2,439            5,793            9,259
  General and administrative                                        4,730            6,355           12,856           27,368
  Foreign currency(gain)/loss                                        (124)           1,309             (863)           2,695
  Litigation and proxy expenses                                                                                        4,848
  Unrealized loss on carrying value of
    assets identified for disposition                                                                 9,000
                                                                ---------        ---------        ---------        ---------
                                                                   71,472           87,268          245,545          274,342
                                                                ---------        ---------        ---------        ---------
Loss before capital gains and extraordinary loss from              (1,443)          (8,598)         (17,755)         (33,471)
       early extinguishment of debt
   Capital gains                                                      118                            27,907           10,218
   Extraordinary loss from early extinguishment of debt                             (1,633)                           (1,633)
                                                                ---------        ---------        ---------        ---------
Income(loss) before preferred dividend                             (1,325)         (10,231)          10,152          (24,886)
  Preferred dividend                                                 (708)            (708)          (2,124)          (2,291)
                                                                ---------        ---------        ---------        ---------
Net income(loss) applicable to shares of
  beneficial interest                                           $  (2,033)       $ (10,939)       $   8,028        $ (27,177)
                                                                =========        =========        =========        =========
Per share data

Basic weighted average shares                                      43,554           31,431           35,520           30,561
Stock options, treasury method
Restricted shares, treasury method                                      9                                 4                2
                                                                ---------        ---------        ---------        ---------
Diluted weighted average shares                                    43,563           31,431           35,524           30,563
                                                                ---------        ---------        ---------        ---------

Loss applicable to shares of beneficial interest
    before capital gain and extraordinary loss from early
    extinguishment of debt                                      $    (.05)       $    (.30)       $    (.56)       $   (1.17)
                                                                =========        =========        =========        =========
Net income(loss) applicable to shares of beneficial
    interest, basic and diluted                                 $    (.05)       $    (.35)       $     .23        $    (.89)
                                                                =========        =========        =========        =========
Combined Statements of Comprehensive Income

Net (loss) income                                               $  (2,033)       $ (10,939)       $   8,028        $ (27,177)

Other comprehensive income
   Available for sale securities                                                                                          66
   Foreign currency translation adjustment                             30             (337)             162             (637)
                                                                ---------        ---------        ---------        ---------
Comprehensive loss                                              $  (2,003)       $ (11,276)       $   8,190        $ (27,748)
                                                                =========        =========        =========        =========

                                                                      Exhibit 20


First Union Real Estate Equity and Mortgage Investments
Combined Statements of Changes in Cash

(In thousands)                                                               Three Months                Nine Months
                                                                            Ended September 30,         Ended September 30,
                                                                      --------------------------    -------------------------
                                                                                      Restated                      Restated
                                                                         1999           1998           1999           1998
                                                                      ------------   ------------   ----------    -----------
Cash provided by operations
  Net income (loss) before preferred dividend                         $    (1,325)    $(10,231)    $    10,152      $ (24,886)
  Adjustments to reconcile net income (loss) before preferred dividend to net cash provided by (used for) operations --
      Depreciation and amortization                                         5,033        8,691          22,831         23,914
      Capital gains, net                                                     (118)                     (27,907)       (10,218)
      Extraordinary loss from early extinguishment of debt                               1,633                          1,633
      Unrealized loss on carrying value of assets
        identified for disposition                                                                       9,000
      Foreign currency (gain) loss                                           (124)       1,309            (863)         2,695
      Vesting of restricted shares                                                                                      5,068
      Decrease (increase) in deferred charges and other, net                 (288)         195            (937)        (1,039)
      (Decrease) increase in deferred income                                 (318)         738          (1,316)          (558)
      Decrease in deferred obligations                                         (6)          (5)            (17)           (15)
      Net changes in other assets and liabilities                            (272)      (3,065)          3,643          7,738
                                                                      ------------     --------    ------------     ---------
        Net cash provided by (used for) operations                          2,582         (735)         14,586          4,332
                                                                      ------------     --------    ------------     ---------
Cash provided by (used for) investing
  Repayment of mortgage investment and note receivable                                                                 25,045
  Principal received from mortgage investments                                 15           13              43            126
  Proceeds from sale of properties                                         34,809                      158,071          6,042
  Purchase of investments                                                                                              (1,771)
  Investments in properties                                                             (2,208)                       (63,022)
  Investments in capital and tenant improvements                           (3,320)      (4,929)         (7,012)       (19,167)
  Investment in Impark                                                       (881)                        (881)       (11,195)
  Sale of Inner Tec                                                           648                          648
  Deposit for property acquisitions                                                                                       (70)
  Sale of investments                                                                    1,621                         15,141
                                                                      ------------     --------    ------------     ---------
        Net cash provided by (used for) investing                          31,271       (5,503)        150,869        (48,871)
                                                                      ------------     --------    ------------     ---------
Cash (used for) provided by financing
  Increase (decrease) in short-term loans                                  (1,751)       6,701        (105,787)        32,072
  Increase in mortgage loans                                               37,100                       37,100         30,000
  (Decrease) increase in note payable                                     (12,179)      90,000         (90,000)        90,000
  Repayment of mortgage loans - Normal payments                              (804)      (1,001)         (2,705)        (2,928)
                              - Balloon payments                           (3,618)        (468)         (3,618)          (468)
  Mortgage prepayment penalty                                                (340)                        (340)
  Sale of hedge agreement                                                                                                 825
  Purchase of senior notes                                                             (87,462)                       (87,462)
  Purchase of First Union shares                                           (7,756)                      (7,989)        (1,829)
  Sale and employee option exercises of First Union shares                                              46,476          2,995
  Debt issue costs paid                                                    (1,472)      (2,003)         (3,273)        (3,129)
  Dividends paid to shares of beneficial interest                                                                      (6,577)
  Dividends paid to preferred shares of beneficial interest                  (709)        (708)         (2,124)        (2,624)
                                                                      ------------     --------    ------------     ---------
        Net cash provided by (used for)  financing                          8,471        5,059        (132,260)        50,875
                                                                      ------------     --------    ------------     ---------
Increase (decrease) in cash and cash equivalents                           42,324       (1,179)         33,195          6,336
Cash and cash equivalents at beginning of period                           36,050       24,379          45,179         16,864
                                                                      ------------     --------    ------------     ---------
Cash and cash equivalents at end of period                                 78,374      $23,200     $    78,374      $  23,200
                                                                    =============      =======     ===========      =========

Notes to the Combined Financial Statements
------------------------------------------

     The registrant sold a shopping center in February 1999 for $21.6 million resulting in net proceeds of $9.3 million after assumption of $11.5 million of mortgage debt by the purchaser and a capital gain of $.4 million. Additionally, the registrant sold an office building in March 1999 for $1.8 million in net proceeds.

     Also, the registrant in May 1999 sold eight apartment complexes for $86 million resulting in net proceeds of $46.7 million after the assumption of $37.5 million debt by the purchaser. The capital gain recognized from the sale of the apartment complexes was $8.7 million. Additionally, in May and June 1999 the registrant sold five shopping malls and a strip shopping center for $59.4 million resulting in net proceeds of $57.8 million

                                                                      Exhibit 20

and capital gains of $18.8 million. The registrant also sold an office building, parking lot and shopping mall in the second quarter of 1999 for $8.1 million resulting in $7.7 million of net proceeds.

     The registrant in July 1999 sold two shopping centers for $30.8 million in net proceeds after the repayment of $3.6 million in mortgage debt and $.3 million in a prepayment penalty.

     Additionally, the registrant in August 1999 obtained two mortgage loans totaling $37.1 million that bear interest at a rate of 295 to 325 basis points above LIBOR. The mortgages are secured by office buildings in Cleveland, Ohio and Denver, Colorado.

     In May 1998, the registrant sold its investment in the land beneath the Huntington Building in Cleveland, Ohio for $6.0 million resulting in a capital gain of $1.7 million. Additionally, an $18.9 million mortgage investment secured by the Huntington Building was repaid in 1998 resulting in the recognition of a $7.7 million capital gain which was deferred when the building was sold in 1982. In June 1998, the registrant sold a forward exchange agreement resulting in a gain of $.8 million. The forward exchange contract was purchased to protect the registrant from foreign currency fluctuations resulting from notes issued in conjunction with the acquisition of Impark.

     As a result of the registrant signing a contract in July 1999 for the sale of six shopping malls, a $9 million impairment loss was recorded as of June 30, 1999 as the sales price was below the net book value of these properties.

     In September 1999, the registrant expensed $1.2 million in deferred legal fees resulting from the reversal of an earlier court decision in favor of the registrant by the State of California's Court of Appeals. The earlier court decision had allowed for collection of legal fees and costs.

     The registrant adopted EITF 98-9 "Accounting for Contingent Rent in Interim Financial Periods" in the third quarter of 1998. The adoption of EITF 98-9 resulted in an increase in percent rent recorded in the third quarter of 1999 of $.5 million and a decrease in percent rent for the nine months of 1999 of $.3 million when compared to the same periods of the prior year.

     The registrant restated its 1998 combined financial statements as a result of changing the estimated useful lives used to calculate depreciation expense. Also, the registrant in December 1998 reversed an $1.9 million severance accrual recorded in September 1998 and restated its third quarter 1998 combined statements of operations.

     The registrant and Impark have paid $2.2 million in severance payments during the first nine months of 1999. These payments, which had been accrued in 1998, reduced the severance accrual from $5.1 million at December 31, 1998 to $2.9 million at September 30, 1999.

                                                                      Exhibit 20

         The registrant and company's business segments include ownership of shopping centers, apartment complexes, office buildings, parking facilities, mortgage investments and parking management (Impark). The apartment complexes were sold in May 1999. The registrant has also sold ten shopping malls, two office properties and one parking facility during the first nine months of 1999. Corporate rent and operating expense consist primarily of ground lease income from a property leased to a third party. Rent, property operating expense and real estate taxes, interest expense, depreciation, and identifiable assets for real estate assets and for Impark have been identified for each of the business segments.

                                             THREE MONTHS ENDED SEPTEMBER 30,         NINE MONTHS ENDED SEPTEMBER 30,
                                              ------------------------------          -------------------------------
                                                                  RESTATED                                RESTATED
                                                1999                1998                   1999            1998
                                              --------            --------               --------         --------
RENTS
         Shopping Centers                     $ 17,109            $ 22,711               $ 61,283         $ 69,793
         Apartments                                                  4,167                  6,045           12,294
         Office Buildings                        3,015               3,447                  9,723           10,296
         Parking Facilities                      2,740               2,932                  8,407            7,790
         Impark                                 45,352              44,531                138,817          136,820
         Corporate                                 300                 269                    834              846
                                              --------            --------               --------         --------
                                                68,516              78,057                225,109          237,839
LESS - OPERATING EXPENSES
         Shopping Centers                        6,213               8,121                 20,881           23,684
         Apartments                                                  1,630                  2,351            4,720
         Office Buildings                        1,296               1,624                  4,265            5,002
         Parking Facilities                        186                 737                    702            1,749
         Impark                                 43,843              42,967                133,113          132,769
         Corporate                                 251                 244                    643              691
                                              --------            --------               --------         --------
                                                51,789              55,323                161,955          168,615
LESS - REAL ESTATE TAXES
         Shopping Centers                        1,193               2,286                  5,320            6,622
         Apartments                                  -                 293                    338              862
         Office Buildings                          277                 263                    850              781
         Parking Facilities                        462                 427                  1,470            1,070
                                              --------            --------               --------         --------
                                                 1,932               3,269                  7,978            9,335
PROPERTY NET OPERATING INCOME
         Shopping Centers                        9,703              12,304                 35,082           39,487
         Apartments                                                  2,244                  3,356            6,712
         Office Buildings                        1,442               1,560                  4,608            4,513
         Parking Facilities                      2,092               1,768                  6,235            4,971
         Impark                                  1,509               1,564                  5,704            4,051
         Corporate                                  49                  25                    191              155
                                              --------            --------               --------         --------
                                                14,795              19,465                 55,176           59,889
LESS - DEPRECIATION AND AMORTIZATION             5,033               8,691                 22,831           23,914

LESS - INTEREST EXPENSE                          8,112              12,321                 31,788           37,567

MORTGAGE INVESTMENT INCOME                         125                 118                    355            1,093

CORPORATE INCOME (EXPENSE)

         Short-term investment income              767                 227                  1,368              911
         Other income                              621                 268                    958            1,028
         General and administrative             (4,730)             (6,355)               (12,856)         (27,368)
         Foreign currency gain (loss)              124              (1,309)                   863           (2,695)
         Litigation and proxy expenses               -                   -                      -           (4,848)
         Unrealized loss on carrying value
            of real estate and impaired assets       -                   -                 (9,000)               -
                                              --------            --------               --------         --------
                                                (3,218)             (7,169)               (18,667)         (32,972)
INCOME (LOSS) BEFORE CAPITAL
   GAIN AND EXTRAORDINARY LOSS
   FROM EARLY EXTINGUISHMENT OF DEBT          $ (1,443)           $ (8,598)              $(17,755)       $ (33,471)
                                              ========            ========               ========        =========

Identifiable Assets                                        Period ended
                                                     ----------------------
                                                     September    December
                                                       1999         1998
                                                     ----------  ----------
          Shopping Centers                           $ 350,351   $ 471,996
          Apartments                                         -      79,011
          Office Buildings                              42,477      45,404
          Parking Facilities                            79,386      81,554
          Impark                                        63,077      66,169
          Mortgages                                      5,465       5,508
          Other                                         64,246      37,042
                                                     ==========  ==========
                                                     $ 605,002   $ 786,684
                                                     ==========  ==========